Exhibit 99.1

FOR IMMEDIATE RELEASE

MTR GAMING GROUP, INC. ANNOUNCES RECEIPT
OF CONSENTS FROM HOLDERS OF SENIOR NOTES
AND SENIOR SUBORDINATED NOTES

Chester, West Virginia — June 15, 2007 — MTR Gaming Group, Inc. (NasdaqGS: MNTG) announced today that on June 14, 2007, it received the required consents from the holders of MTR’s Senior Notes, Series B, due 2010, and its Senior Subordinated Notes, Series B, due 2012, to certain amendments to the Indentures governing the Senior Notes and Senior Subordinated Notes.  The proposed amendments are intended principally to increase from $85.0 million to $135.0 million the permitted debt “basket” for debt incurred under MTR’s secured revolving Credit Agreement pursuant to the debt incurrence covenant set forth in the Indentures.

MTR will pay a consent payment equal to $7.50 per $1,000 principal amount of Senior Notes and $20.00 per $1,000 of Senior Subordinated Notes to each holder of record as of 5:00 p.m., Eastern Time on June 1, 2007, who has delivered and not revoked a valid consent prior to 5:00 p.m. on June 14, 2007. Holders of Senior Subordinated Notes may be entitled to certain additional payments commencing in the third quarter of 2008 if the Company does not satisfy certain financial ratios.

About MTR Gaming Group

MTR Gaming Group, Inc., through subsidiaries, owns and operates the Mountaineer Race Track & Gaming Resort in Chester, WV; Presque Isle Downs & Casino in Erie, PA; Scioto Downs in Columbus, OH; the Ramada Inn and Speedway Casino in North Las Vegas, NV (which is under contract for sale); and Binion’s Gambling Hall & Hotel in Las Vegas, NV.  The Company also a 90% interest in Jackson Trotting Association, LLC, which operates Jackson Harness Raceway in Jackson, MI, and 50% interest in the North Metro Harness Initiative, LLC, which is constructing a harness racetrack and card room 30 miles north of downtown Minneapolis.  MTR is included on the Russell 2000® and Russell 3000® indexes.  For more information, please visit www.mtrgaming.com.

Except for historical information, this press release contains forward-looking statements.  The Company does not intend to update publicly any forward-looking statements, except as may be required by law.  The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

MTR Gaming Group, Inc.	Investor Relations Counsel:
Steven D. Overly, 304-387-8558	The Equity Group Inc.
VP, Business and Legal Affairs	Loren G. Mortman, 212-836-9604
soverly@mtrgaming.com	LMortman@equityny.com
www.mtrgaming.com	www.theequitygroup.com